Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS DILUTED FFO
PER SHARE OF $0.78 FOR THE QUARTER ENDED MARCH 31, 2006
     CLEVELAND, OHIO, April 27, 2006 — Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the first quarter ended March 31, 2006.
•	Funds From Operations (“FFO”) per diluted share was $0.78 and net income per diluted share was $0.33

•	Core portfolio leased percentage increased 40 basis points over the prior year to 95.9%

•	Executed leases during the first quarter totaled approximately 1.4 million square feet, including 96 new leases and 177 renewals

•	Base rents increased 28.4% on new leases, 11.3% on renewals and 16.2% on a blended basis

•	Same store net operating income (“NOI”) increased 2.3% over the prior period
     Scott Wolstein, Developers Diversified’s Chairman and Chief Executive Officer stated, “I’m pleased to report this quarter’s financial results. We continue to see intense tenant demand for space, which is reflected in our operating portfolio metrics and in leasing activity at our development projects. In addition, our proactive balance sheet management continues to reduce financial risk and improve our liquidity and flexibility.”
     Financial Results:
     FFO, a widely accepted measure of REIT performance, on a diluted and basic per share basis was $0.78 as compared to $0.90 for the same period in the previous year, a decrease of 13.3%. FFO available to common shareholders was $86.2 million for the quarter ended March 31, 2006, as compared to $99.1 million for the first quarter of 2005, a decrease of 13.0%. Net income available to common shareholders for the three months ended March 31, 2006 was $35.9 million or $0.33 per share (diluted and basic) compared to first quarter 2005 net income of $91.8 million, or $0.84 per share (diluted) and $0.85 per share (basic). The decrease in net income and FFO for the quarter ended March 31, 2006 is primarily related to a decrease in gain on sale of real estate assets as compared to 2005.
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the first quarter of 2006, the Company executed 96 new leases aggregating 685,421 square feet and 177 renewals aggregating 676,720 square feet. Rental rates on new leases increased by 28.4% and rental rates on renewals increased by 11.3%. On a blended basis, rental rates for new leases and renewals increased by 16.2%. At March 31, 2006, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.50, as compared to $11.27 at March 31, 2005.
     At March 31, 2006, the portfolio, including those properties owned through joint ventures, was 96.1% leased. Excluding the impact of the properties acquired from Mervyns, the portfolio was 95.9% leased, as compared to 95.5% at March 31, 2005. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of March 31, 2006, the portfolio was 95.2% occupied. Excluding the impact of the properties acquired from Mervyns, the portfolio was 95.0% occupied, as compared to 94.9% at March 31, 2005.
Strategic Real Estate Transactions:
MDT Joint Venture
     In March 2006, the Company sold newly developed expansion areas located in Birmingham, Alabama and Monaca, Pennsylvania, aggregating 0.6 million square feet to the MDT Joint Venture for approximately $14.6 million. The Company recognized an aggregate merchant build gain of $5.5 million, and deferred gains of approximately $1.0 million relating to the Company’s effective 14.5% ownership interest in the venture. These expansion areas are adjacent to shopping centers currently owned by the MDT Joint Venture.
Acquisitions
     In January 2006, the Company acquired its partner’s 75% ownership interest in a shopping center located in Pasadena, California for $55.9 million in addition to assuming the partner’s proportionate share of the $85 million of existing mortgage debt (or $63.75 million) which was repaid following the acquisition. The total shopping center was valued at approximately $175 million, and DDR earned a promoted interest of approximately $13 million which has not been included in earnings but as an adjustment to the Company’s cost basis in the asset.

     Following the date of acquisition, this previously unconsolidated joint venture is consolidated into the Company’s consolidated financial statements.
Expansions:
     During the three month period ended March 31, 2006, the Company completed two expansions and redevelopment projects located in Ocala, Florida and Rome, New York at an aggregate cost of $6.1 million. The Company is currently expanding/redeveloping eight shopping centers located in Gadsden, Alabama; Lakeland, Florida; Stockbridge, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Olean, New York; Mooresville, North Carolina and Bayamon, Puerto Rico at a projected aggregate cost of approximately $40.5 million. The Company anticipates commencing construction on three additional expansion and redevelopment projects at shopping centers located in Birmingham, Alabama; Hamilton, New Jersey and Amherst, New York.
     Three of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California and Kansas City, Missouri at a projected incremental cost of approximately $58.1 million. Two of the Company’s joint ventures anticipate commencing expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Consolidated):
     As of March 31, 2006, the Company has substantially completed the construction of the Freehold, New Jersey shopping center, which has an aggregate cost of $25.4 million.
     The Company currently has eight shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; McHenry, Illinois; Chesterfield, Michigan; Horseheads, New York; Apex, North Carolina (Beaver Creek Crossings — Phase I); Pittsburgh, Pennsylvania and San Antonio, Texas. These projects are scheduled for completion during 2006 through 2007 at a projected aggregate cost of approximately $480.7 million and will create an additional 4.3 million square feet of gross leasable retail space. At March 31, 2006, approximately $204.2 million of costs were incurred in relation to these development projects.
     The Company anticipates commencing construction in 2006 on four additional shopping centers located in Homestead, Florida; Norwood, Massachusetts; Seabrook, New Hampshire and McKinney, Texas.
Development (Joint Ventures):
     Three of the Company’s joint ventures currently have shopping center projects under construction. These projects have an aggregate projected cost of approximately $117.2 million. These projects are located in Merriam, Kansas; Apex, North Carolina (Beaver Creek Crossings — Phase II, adjacent to a wholly-owned development project) and San Antonio, Texas. The projects located in Merriam, Kansas and San Antonio, Texas are being developed through the Coventry II program. The majority of the project located in San Antonio, Texas was substantially completed during 2005. The remaining projects are scheduled for completion during 2007. At March 31, 2006, approximately $57.7 million of costs were incurred in relation to these development projects.
Financing:
     In March 2006, the Company executed the accordion feature of the secured term loan agreement with KeyBank Capital Markets and Banc of America Securities LLC (Joint Arrangers), that provided for the increase of the secured term loan to $400 million from $220 million.

     Developers Diversified Realty Corporation currently owns and manages approximately 500 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 114 million square feet of real estate. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period
	Ended March 31
Revenues:	2006	2005
Minimum rents (A)	$139,992	$123,105
Percentage and overage rents (A)	2,241	2,006
Recoveries from tenants	42,059	37,055
Ancillary income	2,995	1,777
Other property related income	2,297	1,056
Management fee income	5,694	4,292
Development fees	666	488
Other (B)	6,582	2,133

	202,526	171,912

Expenses:
Operating and maintenance	25,914	23,507
Real estate taxes	23,124	20,587
General and administrative (C)	15,410	13,330
Depreciation and amortization	46,943	39,451

	111,391	96,875

Other income (expense):
Interest income	3,121	1,009
Interest expense	(54,000)	(40,650)
Other expense (D)	(500)	(613)

	(51,379)	(40,254)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on sales of real estate	39,756	34,783
Equity in net income of joint ventures (E)	5,469	6,510
Minority equity interests (F)	(2,274)	(1,420)
Income tax of taxable REIT subsidiaries and franchise taxes	(449)	(167)

Income from continuing operations	42,502	39,706
Income from discontinued operations (G)	—	1,185

Income before gain on sales of real estate	42,502	40,891
Gain on sales of real estate, net of tax	7,225	64,659

Net income	$49,727	$105,550

Net income, applicable to common shareholders	$35,935	$91,758

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$35,935	$91,758
Depreciation and amortization of real estate investments	45,032	40,842
Equity in net income of joint ventures (E)	(5,469)	(6,510)
Joint ventures’ FFO (E)	9,940	11,315
Minority equity interests (OP Units) (F)	534	729
(Gain) loss on sales of depreciable real estate, net	220	(39,063)

FFO available to common shareholders	86,192	99,071
Preferred dividends	13,792	13,792

FFO	$99,984	$112,863

Per share data:
Earnings per common share
Basic	$0.33	$0.85

Diluted	$0.33	$0.84

Dividends Declared	$0.59	$0.54

Funds From Operations — Basic (H)	$0.78	$0.90

Funds From Operations — Diluted (H)	$0.78	$0.90

Basic — average shares outstanding (thousands) (H)	108,962	108,005

Diluted — average shares outstanding (thousands) (H)	109,609	110,244

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the three month period ended March 31, 2006 as compared 2005, aggregated $16.0 million consisting of $2.3 million related to leasing of core portfolio properties, including the Puerto Rican assets for two months (an increase of 2.1% from 2005), $16.3 million from the acquisition of assets, $1.4 million related to developments and redevelopments and $1.1 million due to the consolidation of a joint venture asset. These amounts were offset by a decrease of $0.9 million primarily related to one business center under redevelopment and $4.2 million due to the sale of properties in 2005 and 2006 to joint ventures. Included in the rental revenues for the three month periods ended March 31, 2006 and 2005 is approximately $3.6 million and $2.6 million, respectively, of revenue resulting from the recognition of straight line rents.

Pursuant to the adoption of EITF 04-05 in January 2006, the Company consolidated a 67% owned joint venture located in Phoenix, Arizona, into its consolidated financial statements.

(B)	Other income for the three month periods ended March 31, 2006 and 2005 was comprised of the following (in millions):

	Three Month Period
	Ended March 31,
	2006	2005
Lease termination fees	$6.5	$0.5
Financings fees	—	1.4
Other miscellaneous	0.1	0.2

	$6.6	$2.1

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three month periods ended March 31, 2006 and 2005, general and administrative expenses were approximately 5.0% and 4.8%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of abandoned acquisition and development project costs and certain litigation costs.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three Month Period
	Ended March 31,
	2006	2005
Revenues from operations (a)	$105,811	$102,487

Operating expense	36,136	35,768
Depreciation and amortization of real estate investments	20,188	19,075
Interest expense	29,085	25,432

	85,409	80,275

Income from operations before gain on sales of real estate and discontinued operations	20,402	22,212
Gain on sales of real estate	38	303
Income from discontinued operations, net of tax	309	169
Gain on sales of discontinued operations, net of tax	212	1,001

Net income	$20,961	$23,685

DDR Ownership interests (b)	$5,315	$6,494

Funds From Operations from joint ventures are summarized as follows:
Net income	20,961	$23,685
Gain on sales of real estate, including discontinued operations	(30)	(330)
Depreciation and amortization of real estate investments	20,204	19,882

	$41,135	$43,237

DDRC Ownership interests (b)	$9,940	$11,315

DDRC Partnership distributions received (c)	$8,024	$11,141

(a)	Revenues for the three month periods ended March 31, 2006 and 2005 included approximately $1.4 million in each period, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.3 million and $0.2 million, respectively.

(b)	The Company’s share of joint venture net income has been increased by $0.1 million for the three month period ended March 31, 2006, to reflect additional basis depreciation and adjustments to gain on sales.

(c)	At March 31, 2006 and 2005, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 107 and 111 shopping center properties, respectively. In addition, at March 31, 2006 and 2005, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 52 and 60 shopping center sites formerly owned by Service Merchandise, respectively.

(d)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period
	Ended March 31,
	2006	2005
Minority interests	$1,740	$691
Operating partnership units	534	729

	$2,274	$1,420

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

Three Month
Period Ended
March 31, 2005
Revenues	$7,136

Expenses:
Operating	2,704
Interest, net	1,315
Depreciation	1,946
Minority interests	(14)

Total expenses	5,951

Net income	$1,185

(H)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million and 1.3 million of Operating Partnership Units (OP Units) outstanding at March 31, 2006 and 2005, respectively, into 1.2 million and 1.3 million common shares of the Company for the three month periods ended March 31, 2006 and 2005, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 111.0 million and 110.5 million for the three month periods ended March 31, 2006 and 2005, respectively.

In February 2006, the Company issued 0.4 million common shares in exchange for OP Units issued in conjunction with assets acquired from Benderson Development Company.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	March 31, 2006 (A)	December 31, 2005 (A)
Assets:
Real estate and rental property:
Land	$1,776,894	$1,721,321
Buildings	4,956,509	4,806,373
Fixtures and tenant improvements	169,870	152,958
Construction in progress	393,696	348,685

	7,296,969	7,029,337
Less accumulated depreciation	(743,872)	(692,823)

Real estate, net	6,553,097	6,336,514

Cash	39,967	30,655
Advances to and investments in joint ventures (B)	247,944	275,136
Notes receivable	24,345	24,996
Receivables, including straight line rent, net	99,954	112,464
Other assets, net	80,347	83,212

	$7,045,654	$6,862,977

Liabilities:
Indebtedness:
Revolving credit facilities	$150,000	$150,000
Variable rate unsecured term debt	200,000	200,000
Unsecured debt	1,966,505	1,966,268
Mortgage and other secured debt	1,757,241	1,574,733

	4,073,746	3,891,001
Dividends payable	71,651	65,799
Other liabilities	197,024	204,447

	4,342,421	4,161,247
Minority interests	124,214	131,449
Shareholders’ equity	2,579,019	2,570,281

	$7,045,654	$6,862,977

(A)	Amounts include the consolidation of the Mervyns, 50% owned joint venture, formed in September 2005, which includes $405.8 million and $394.7 million of real estate assets at March 31, 2006 and December 31, 2005, respectively, $258.5 million of mortgage debt in each period and $79.9 million and $75.1 million of minority interests at March 31, 2006 and December 31, 2005, respectively.

(B)	Includes $90.5 million and $91.6 million of advances to the Service Merchandise Joint Venture at March 31, 2006 and December 31, 2005, respectively, funded in the second quarter of 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31, 2006	December 31, 2005
Land	$870,056	$894,477
Buildings	2,378,266	2,480,025
Fixtures and tenant improvements	64,081	58,060
Construction in progress	37,913	37,550

	3,350,316	3,470,112
Accumulated depreciation	(198,560)	(195,708)

Real estate, net	3,151,756	3,274,404
Receivables, including straight line rent, net	68,464	76,744
Leasehold interests	22,818	23,297
Other assets	104,068	109,490

	$3,347,106	$3,483,935

Mortgage debt (a)	$2,082,424	$2,173,401
Notes and accrued interest payable to DDR	107,739	108,020
Other liabilities	73,856	78,406

	2,264,019	2,359,827
Accumulated equity	1,083,087	1,124,108

	$3,347,106	$3,483,935

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $478.6 million and $510.5 million at March 31, 2006 and December 31, 2005, respectively.